Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BOJANGLES’, INC.

(Pursuant to Section 228 and Section 242 of the

General Corporation Law of the State of Delaware)

Bojangles’, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

1. The board of directors of the Corporation duly adopted resolutions declaring advisable the following amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended by that certain Certificate of Amendment dated December 23, 2014, and that this amendment was submitted to the stockholders of the Corporation for approval.

2. Article FOURTH, first paragraph is amended in its entirety as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 150,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 200,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

Without any other action on the part of the Corporation or any other person, effective immediately upon the filing of this Second Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Effective Time”), (i) each share of the Company’s Common Stock, $0.01 par value per share, issued and outstanding (the “Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, convert into 359.03843 fully paid and nonassessable shares of Common Stock, $0.01 par value per share. The conversion described in the foregoing sentence shall be referred to herein as the “Stock Split”. Any shares of Old Common Stock currently held in the Corporation’s treasury shall also be converted into Common Stock in accordance with the Stock Split. No fractional shares of Common Stock shall be issued upon the Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of the Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon the Stock Split shall be determined on the basis of the total number of shares of Old Common Stock held by each holder of such stock at the time of the Stock Split and the aggregate number of shares of Common Stock issuable to each such holder upon the Stock Split. From and after the Effective Time, any stock certificates that, immediately prior to the Effective Time, represented the shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock into which such Old Common Stock has been converted in the Stock Split pursuant to this Second Certificate of Amendment. There shall be no conversion of the Preferred Stock in connection with the Stock Split; provided, however, the Conversion Price of the Preferred Stock shall be adjusted for the Stock Split in accordance with Section B.4.5. of Article Fourth.”

3. Article FOURTH, Section 4.4.1(d)(iii) is amended in its entirety as follows:

“up to 12,566,345 shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;”

4. The Corporation’s stockholders approved the aforesaid amendment by written consent in accordance with the provisions of Section 228 of the DGCL.

5. The foregoing amendment was duly adopted in accordance with the provisions of Section 228 and Section 242 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Second Certificate of Amendment to be signed by a duly authorized officer of the Corporation as of this 12th day of May, 2015.

BOJANGLES’, INC.

By:	/s/ Clifton Rutledge
Name:	Clifton Rutledge
Title:	Director, President and Chief Executive Officer